                                                                    EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT

   We consent to the incorporation by reference in this Registration Statement of American Tower Corporation on Form S-3 of our report dated February 28, 2000, with respect to the consolidated balance sheet of ICG Satellite Services, Inc. and subsidiary as of November 30, 1999, and the related consolidated statements of operations and accumulated deficit and cash flows for the eleven months ended November 30, 1999, which report appears in the Form 8-K of American Tower Corporation dated March 30, 2000, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Denver, Colorado
January 29, 2001